UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2016

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 26, 2016, Buffalo Wild Wings, Inc. (the “Company”) announced that the responsibilities of its Executive Vice President, Business Development, and Chief Strategy Officer have been incorporated into other existing positions. Accordingly, Kathleen M. Benning ceased to serve as an executive officer of the Company effective as of the same date.
On September 30, 2016, the Company entered into a transition and separation agreement with Ms. Benning, setting forth terms for a transition of her duties. Pursuant to the terms of the agreement, Ms. Benning is eligible to remain employed with the Company until December 31, 2016. In exchange for her commitment to remain with the Company to facilitate an orderly transition and agreeing to certain other terms in the transition and separation agreement, the Company agreed to provide the following compensation and benefits to Ms. Benning: (A) for the period she remains employed with the Company: (i) salary payments in accordance with the Company’s normal payroll for the duration of her employment, (ii) eligibility to participate in the Company’s Cash Incentive Plan for 2016, in accordance with the previously disclosed terms of the Plan, and (iii) participation in all employee benefit plans and programs generally available to executives of the Company, and (B) in connection with the termination of her employment, and in exchange for Ms. Benning signing and not rescinding a second release of claims in favor of the Company following her separation date: (i) a lump sum payment of $100,000 payable on the first regular payroll date after the six-month anniversary of her separation date, (ii) cash payment of $180,000 payable in equal installments over six months after her separation date in accordance with the Company’s regular payroll schedule, and (iii) continued medical insurance coverage for up to 18 months following her separation date.
The Company will not terminate Ms. Benning’s employment during the transition period other than for cause. Similarly, if Ms. Benning terminates her employment during that period, other than due to her death, the Company will be relieved of its obligations to provide the compensation and benefits described above. As a condition to receiving the above compensation and benefits, Ms. Benning must comply with the covenants in the transition and separation agreement regarding confidentiality, non-competition and non-solicitation, and she must sign and not rescind a release of claims in favor of the Company.
The foregoing description of the transition and separation agreement is only a summary, does not purport to be complete and is qualified by reference to the text of the transition and separation agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statement and Exhibits.
(d)    Exhibits.

Exhibit	Description
10.1	Transition and Separation Agreement with Kathleen M. Benning, dated September 30, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BUFFALO WILD WINGS, INC.

Date: September 30, 2016	/s/ Emily C. Decker Emily C. Decker Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Transition and Separation Agreement with Kathleen M. Benning, dated September 30, 2016	Filed Electronically